Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

PHOENIX MOTOR INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(5)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid	Equity	Common Stock, par value US$0.0004 per share	Rule 457(a)	2,875,000	(2)	9.00	25,875,000	0.00009270	2,398.61
Fees Previously Paid	Equity	Common Stock, underlying Underwriter Warrants (3)	Rule 457(a)	143,750		9.00	1,293,750	0.00009270	119.93
Fees Previously Paid	Equity	Underwriter Warrants (3)(4)	Rule 457(g)	-		-	-	-	-
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						27,168,750		2,518.54
	Total Fees Previously Paid(6)								13,905.00
	Total Fee Offsets								0.00
	Net Fee Due								0.00

(1)	The registration fee for securities is based on an estimate of the proposed maximum offering price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(2)	Includes shares of common stock that may be issued upon exercise of a 30-day option granted to the underwriters to cover over- allotments, if any.

(3)	We have agreed to issue to the underwriter warrants to purchase the number of common stock (the “Underwriter Warrants”) in the aggregate equal to five percent 5% of the number of offered shares sold to investors introduced by the underwriter in the offering, divided by the public offering price per share in the offering. The exercise price of the Underwriter Warrants is equal to 125% of the public offering price per share in the offering. The Underwriter Warrants may not be exercised, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part (in accordance with FINRA Rule 5110), except that they may be assigned, in whole or in part, to any officer or partner of the Underwriter, and to members of the syndicate or selling group and their respective officers or partners.

(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(5)	Amount of registration fee is calculated based on proposed maximum aggregate offering price multiplied by 0.00009270 based on the filing fee rate issued by the Securities and Exchange Commission for the period commencing October 1, 2021.

(6)	Earlier paid on November 29, 2021.